Pricing Supplement Dated January 18, 2011				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.12%

Effective Dates:	1/18/11	through	1/23/11